Exhibit 10.14

EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of September 29, 2014 (the “Agreement”), between Overseas Shipholding Group, Inc. (the “Company”) and Henry P. Flinter (the “Executive”).

WHEREAS, the Company and the Executive mutually desire that the Executive serve as Co-President of the Company and Head of US Flag SBU on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	Position and Duties

(a)          The Company hereby agrees to employ the Executive as Co-President of the Company and Head of US Flag SBU, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the Term, as defined in Section 2 hereof. The Executive shall have such duties and responsibilities as may be assigned by the Company from time to time in accordance with the terms hereof. The Executive shall be subject to, and shall act in accordance with, all lawful instructions and directions of the CEO and Board of Directors of the Company (the “Board”) and all policies and rules of the Company applicable to executive officers. The Executive shall report to the Chairman of the Board, or the CEO..

(b)          During the Term, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall diligently endeavor to promote the business and best interests of the Company. Notwithstanding the foregoing, to the extent that it does not interfere with the performance of Executive’s duties hereunder, Executive may (i) with the prior consent of the CEO and the Board, serve on the boards of directors or equivalent bodies of trade associations and/or charitable organizations; (ii) engage in charitable activities and community affairs; and (iii) manage his personal, financial and legal affairs.

2.	Term

The Executive shall serve as Co-President of the Company and Head of US Flag SBU commencing on September 29, 2014 (the “Effective Date”) and shall continue until terminated (such period, the “Term”) upon his “Separation from Service” with the Company in connection with any of the events described in Section 4 hereof.

3.	Compensation

(a)	Base Salary

As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, the Company shall pay the Executive a base salary at the rate of $385,000 per annum (the “Base Salary”), payable in accordance with the Company’s payroll practice as in effect from time to time and subject to annual review and possible increase as determined by the Board in its discretion.

(b)	Annual Bonus

In addition to the Base Salary, with respect to each fiscal year of the Company during the Term the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”), with a target Annual Bonus of 125% of Base Salary (the “Target Bonus”). Actual Annual Bonuses may range from zero up to a maximum of 130% of Target Bonus, based on the achievement of annual individual and Company performance objectives established by the Board, subject to the Executive’s employment with the Company through the applicable payment date for any such Annual Bonus. Notwithstanding anything to the contrary herein, the Annual Bonus shall be paid no later than the 15th day of the third month following the close of the fiscal year to which the Annual Bonus relates.

(c)	Annual Equity Grants

During the term of employment, the Executive may periodically be recommended to receive equity grants in the form of nonstatutory stock options, restricted stock, restricted stock units, or performance stock units, subject to the Board’s approval and further subject to NYSE or other rules and regulations related to the timing of grants. Any such grants will be subject to terms and conditions approved by the Board upon the recommendation of the Compensation Committee. The specific terms and conditions governing all aspects of any such grants shall be set forth in the Company equity incentive plan and in the grant agreement evidencing such grants.

(d)	Reimbursement of Expenses

During the Term, the Company shall reimburse the Executive for all business expenses incurred by the Executive in performing his duties and responsibilities under this Agreement (“Business Expenses”), in accordance and to the extent consistent with the Company’s policies for reimbursement of business expenses incurred by other Company senior executive officers.

(e)	Other Benefits

During the Term, for so long as the Executive meets the eligibility requirements of the applicable plan, policy or program: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, policies and programs of the Company which are made available generally to other executive officers of the Company and (ii) except as specifically provided herein, the Executive and/or the Executive’s immediate family including children up to 26 years of age, as the case may be, shall be entitled to participate in, and shall receive all benefits under, all welfare benefit plans, policies and programs (including the Company’s health insurance and disability plans) provided by the Company which are made available to other executive officers of the Company (for the avoidance of doubt, such plans, policies or programs shall not include any plan, policy or program which provides benefits in the nature of severance or continuation pay).

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4.	Separation from Service

(a)	Death

The Executive shall separate from service with the Company, and the Term shall terminate, upon the Executive’s death.

(b)	Disability

The Executive shall separate from service with the Company, if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) has been unable, due to physical or mental illness or incapacity, to perform the essential duties of his employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one hundred-eighty (180) days within a one-year period (“Disability”). The termination of the Executive’s employment for Disability shall not be considered a termination without Cause for purposes of this Agreement.

(c)	Cause

The Company may terminate the Executive’s employment for Cause, and upon such termination the Executive shall separate from service with the Company. For purposes of this Agreement, the term “Cause” shall mean, when used in connection with the Executive’s Separation from Service with the Company: (i) the Executive’s failure to attempt in good faith to perform his duties (other than as a result of Disability); (ii) the Executive’s willful misconduct or gross negligence of a material nature in connection with the performance of his duties as an employee, which is or could reasonably be expected to be injurious to the Company, or any of its affiliates (whether financially, reputationally or otherwise); (iii) a breach by the Executive of the Executive’s fiduciary duty or duty of loyalty to the Company or its affiliates; (iv) the Executive’s intentional and unauthorized removal, use or disclosure of the Company’s or any affiliate’s document (in any medium or form) relating to the Company or an affiliate, or the customers of the Company or an affiliate thereof and which may be injurious to the Company, its customers or their respective affiliates; (v) the willful performance by the Executive of any act or acts of dishonesty in connection with or relating to the Company’s or its affiliates’ business or the willful misappropriation (or willful attempted misappropriation) of any of the Company’s or any of its affiliates’ funds or property; (vi) the indictment of the Executive or a plea of guilty or nolo contendere by the Executive to any felony or other serious crime involving moral turpitude; (vii) a material breach of any of the Executive’s obligations under any agreement entered into between the Executive and the Company or any of its affiliates that is material to the employment relationship between Company or any of its affiliates and the Executive or the relationship between the Company and the Executive as investor or prospective investor in the Company; or (viii) a material breach of the Company’s policies or procedures, which breach causes or could reasonably be expected to cause harm to the Company or its business reputation; provided that, with respect to the events in clauses (i), (ii), (iv) or (vii) herein, the Company shall have delivered written notice to the Executive of its intention to terminate the Executive’s employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Company’s right to terminate the Executive’s employment for Cause and the Executive shall not have cured such circumstances, to the extent such circumstances are reasonably susceptible to cure as determined by the Board in good faith, within ten (10) days following the Company’s delivery of such notice.

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(d)	Without Cause or Voluntarily (Other Than for Good Reason)

The Company may terminate the Executive’s employment without Cause. The Executive may voluntarily terminate his employment, other than for Good Reason, provided that the Executive provides the Company with notice of his intent to terminate his employment at least sixty (60) days in advance of the Date of Separation from Service (as defined below). Upon such termination, in each case, the Executive shall separate from service with the Company.

(e)	Good Reason

The Executive may terminate his employment and separate from service with the Company for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, when used in connection with the Executive’s Separation from Service with the Company, unless the Executive shall have consented in writing thereto, (i) a material diminution in the Executive’s Base Salary and Target Bonus percentage, ,(ii) change in title as President of the US Flag business unit, (iii) a relocation of the Tampa office more than 50 miles from its existing location or the Executive’s current residence, or (iv) any other action or inaction that constitutes a material breach of this Agreement by the Company; provided, in each case, that within thirty (30) days following the initial occurrence of any of the events set forth herein, the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice, and the Executive’s Separation from Service with the Company shall have occurred within seventy (70) days following the initial occurrence of the applicable event.

5.	Procedure for Separation from Service

(a)          Notice of Separation from Service. Any separation of the Executive from service with the Company (other than a separation from service on account of the death of Executive) shall be communicated by written “Notice of Separation from Service” to the other party hereto in accordance with Section 13(a) hereof.

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(b)          Date of Separation from Service. The Date of Separation from Service shall mean: (i) if the Separation from Service occurs due to the Executive’s death, the date of the Executive’s death; (ii) if the Separation from Service occurs pursuant to Section 4(b), the date on which the Executive receives a Notice of Separation from Service from the Company; (iii) if the Separation from Service occurs due to the Executive’s voluntary termination without Good Reason, the date specified in the notice given pursuant to Section 4(d) hereof, which shall not be less than thirty (30) days after the Notice of Separation from Service; (iv) if the Separation from Service occurs due to the Executive’s termination with Good Reason, the date of his termination in accordance with Section 4(e) hereof; and (v) if the Separation from Service occurs for any other reason, the date on which a Notice of Separation from Service is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Separation from Service.

6.	Separation Payments

(a)	Without Cause or for Good Reason

In the event of the Executive’s Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay to the Executive the amounts described in paragraphs (A), (B) and (C) below at the times specified below, and, except for (x) any vested benefits under any tax-qualified pension plans of the Company and (y) continuation of health insurance benefits on the terms and to the extent required by COBRA or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(A)         Accrued Payments. Within thirty (30) days following the Date of Separation from Service, (w) any Base Salary earned by the Executive but not paid through the Date of Separation from Service; (x) any Annual Bonus earned by the Executive but not paid through the Date of Separation from Service; (y) the Executive’s accrued but unused vacation pay through the Date of Separation from Service; and (z) any Business Expenses not reimbursed as of the Date of Separation from Service (the amounts described in (w) through (z), together, the “Accrued Payments”).

(B)         Salary Continuation. Salary continuation payments paid in accordance with the Company’s standard payroll practices at the same rate as the Executive’s then-current annual Base Salary for a period of 24 months measured from the day of the Executive’s Date of Separation from Service (such period, the “Severance Period” and such payments, the “Salary Continuation Payments”), provided that the initial Salary Continuation Payment shall be made on the first payroll date following the expiration of the Release Period and shall include the Salary Continuation payments that would have been otherwise due prior thereto.

(C)         Bonus Payment. In a single lump sum within 30 days following the Date of Separation from Service, an amount equal to the Target Bonus as in effect for the year in which the Date of Separation from Service occurs (such lump sum, the “Separation Payment”).

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(b)	Cause or Voluntarily (other than for Good Reason).

In the event of the Executive’s Separation from Service with the Company due to a termination of the Executive’s employment by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive the Accrued Payments within thirty (30) days following the Date of Separation from Service. Except as provided in this Section 6(b), and except for any vested benefits under any tax qualified pension or equity incentive compensation plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(c)	Disability or Death.

In the event of the Executive’s Separation from Service with the Company as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Separation from Service, the Accrued Payments. Except as provided in this Section 6(c), and except for any vested benefits under any tax qualified pension or equity incentive compensation plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(d)	Release

Notwithstanding anything to the contrary in this Agreement, the Salary Continuation Payments and the Separation Payment (together, the “Severance Benefits”) shall be paid to the Executive subject to the condition that (i) the Executive has delivered to the Company an executed copy of a waiver and general release of claims (the “Release”) in a form acceptable to the Company, and that such Release has become effective, enforceable and irrevocable in accordance with its terms, not later than 30 days after the Date of Separation from Service and (ii) the Executive complies with the covenants set forth in Section 8 of this Agreement (the “Restrictive Covenants”). In the event that the thirtieth day after the Date of Separation from Service occurs in the calendar year following the year that includes the Date of Separation from Service, no Severance Benefits that constitute deferred compensation subject to Section 409A of the Internal Revenue Code shall be paid until the first day of the calendar year following the year that includes the Date of Separation from Service, and any Severance Benefits that would otherwise have been paid prior to such date shall be paid as soon as practical after such date.

7.	No Mitigation

Except as expressly provided herein, the Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. Except as otherwise provided herein, the payments provided pursuant to this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of the Executive’s employment or otherwise. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

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8.	Restrictive Covenants

(a)    Non-Solicitation. During the Term and for 24 months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or any of its affiliates), or attempt to induce any such employee to leave the employ of the Company or any of its affiliates, or interfere in any manner with any such employee’s relationship with the Company or any of its affiliates, or solicit, hire or engage on behalf of herself or any other Person (as defined below) any employee of the Company or any of its affiliates or anyone who was employed by the Company or any of its affiliates during the six-month period preceding such hiring or engagement. Notwithstanding the foregoing, the provisions of this Section 8 shall not be violated by (i) the Executive’s good faith performance of duties during the Term or (ii) an individual’s response to a broad and general advertisement or solicitation not specifically targeting or intending to target employees of the Company or any of its affiliates.

(b)    Confidentiality; Non-Competition; Non-Disclosure. The Executive hereby agrees that, during the Term and thereafter, except in the furtherance of the Executive’s good faith performance of duties hereunder, he will hold in strict confidence any proprietary or Confidential Information related to the Company or any of its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, provided that Confidential Information shall not include information the Executive is required to disclose by applicable law, regulation or legal process so long as the Executive notifies the Company promptly (it being understood that “promptly” shall mean “prior to” unless prior notice is not possible, in which case “promptly” shall mean as soon as practicable following) of the Executive’s obligation to disclose Confidential Information by applicable law, regulation or legal process and cooperates with the Company to limit the extent of such disclosure. The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Term and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Term and for a period of 18 months following the Date of Separation from Service, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person competitive with, or otherwise perform services relating to, the Jones Act business of the Company or its affiliates at the time of the termination (the “Business”) for any Person (whether or not for compensation) (“Competing”). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

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9.	Injunctive Relief

It is impossible to measure in money the damages that will accrue to the Company or any of its affiliates in the event that the Executive breaches any of the Restrictive Covenants. In the event that the Executive breaches any such Restrictive Covenant, the Company or any of its affiliates shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Company or any of its affiliates shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Company or any of its affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or any of its affiliates’ right to require the Executive to account for and pay over to the Company or any of its affiliates, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the Restrictive Covenants.

10.	Arbitration

(a)          Any dispute, claim or controversy arising under or in connection with this Agreement or the Executive’s employment hereunder or the termination thereof, other than injunctive relief under Section 9 hereof, shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in the State of New York. The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There shall be three arbitrators, one of whom shall be nominated by the Company and one who shall be nominated by the Executive within thirty (30) days of receipt by respondent of the demand for arbitration, and the third arbitrator, who shall chair the arbitral tribunal, shall be nominated by the party nominated arbitrators within thirty (30) days of the nomination of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, upon request of any party to the arbitration, such arbitrator shall be appointed by the AAA within fifteen (15) days of receiving such request.

(b)          The arbitration shall commence within forty-five (45) days after the appointment of the third arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrators’ award shall be made within thirty (30) days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(c)          The arbitral tribunal may award any form of relief permitted under this Agreement and applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The award shall be in writing and shall state the reasons for the award.

(d)          The decision rendered by the arbitral tribunal shall be final and binding on the parties to this Agreement. Judgment may be entered in any court of competent jurisdiction. The parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties hereto further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

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11.	Section 409A

(a)          The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986 as amended (“the Code”) and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred. In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A of the Code with respect to any benefit paid or promised to Executive hereunder. In the event that at the time of a separation from service the Executive is a “specified employee” as defined by Section 409A, no amount payable to the Executive by reason of such separation from service that constitutes deferred compensation subject to Section 409A shall be paid until the earlier of the first day of the seventh month following the month that includes the separation from service, or the date of the Executive’s death, and any amount that would otherwise have been paid prior to such date shall be paid as soon as practical following such date, in a lump sum without interest.

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12.	Nondisparagement

Both during the Term and at all times thereafter, regardless of the reason for termination, the Executive shall not disparage the Company or its affiliates, and the Company shall not, and shall use reasonable efforts to not permit the members of the Board and the senior executives of the Company to disparage the Executive, provided that nothing in this Section 12 shall limit the right of any person to respond truthfully to any inquiry arising from any legal proceeding.

13.	Miscellaneous

(a)          Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Overseas Shipholding Group, Inc.

1301 Avenue of the Americas, 42nd Floor

New York, NY 10019

Attn: Chairman of the Board

with a copy to:

Arthur Kohn

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

If to the Executive:

At such address on file with the Company

or to such other address as any party hereto may designate by notice to the others.

(b)          This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment, including, but not limited to, any understandings or agreements under the Overseas Shipholding Group, Inc. Severance Plan.

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(c)          This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)          The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)          The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(f)          This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(g)          The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(h)          Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 14(h), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

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(i)          The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(j)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

(k)          This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(l)          The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ Henry P. Flinter
Name: Henry P. Flinter

Overseas Shipholding Group, Inc.

/s/ John J. Ray, III
Name: John J. Ray, III
Title: Chairman of the Board

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